EXHIBIT 3.1

CORRECTED
AMENDED AND RESTATED
CERTIFICATE OF DESIGNATION,
 PREFERENCES AND RIGHTS
OF SERIES A 12.5% CUMULATIVE PREFERRED STOCK
OF
GENERAL FINANCE CORPORATION,
a Delaware corporation

(Pursuant to Section 103(f) of the General Corporation Law of the State of Delaware (the “DGCL”))

General Finance Corporation, a corporation organized and existing under the provisions of the DGCL, (the “Corporation”) does hereby certify:

FIRST: That the name of the corporation is General Finance Corporation (the “Corporation”);

SECOND: That the Corporation filed, on April 11, 2013, an Amended and Restated Certificate of Designation, Preferences and Rights of Series A 12.5% Cumulative Preferred Stock (the “Certificate”) with the Secretary of State of the State of Delaware, and that the Certificate requires correction as permitted by Section 103(f) of the DGCL.

THIRD: That the Certificate is an inaccurate record of the action referred to therein, as the Board of Directors of the Corporation lacked the authority to amend and restate the Certificate of Designation, Preferences and Rights of Series A 12.5% Cumulative Preferred Stock as shares of such Series have been issued.

FOURTH: The Certificate in its corrected form is attached as Exhibit A hereto.

IN WITNESS WHEREOF, the said GENERAL FINANCE CORPORATION has caused its corporate seal to be hereunto affixed and this Certificate to be signed by Christopher A. Wilson, its Secretary, this 10th day of May 2013.

GENERAL FINANCE CORPORATION

By: /s/ CHRISTOPHER A. WILSON
Christopher A. Wilson
Secretary

Exhibit A

CERTIFICATE OF DECREASE
OF
SERIES A 12.5% CUMULATIVE PREFERRED STOCK
OF
GENERAL FINANCE CORPORATION,
a Delaware corporation

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”))

General Finance Corporation, a corporation organized and existing under the provisions of the DGCL, (the “Corporation”) does hereby certify:

FIRST: That a Certificate of Designation, Preferences and Rights of Preferred Stock of Series A 12.5% Cumulative Preferred Stock (the “Certificate of Designation”) was filed, in accordance with Section 151 of the DGCL, with the Secretary of State of the State of Delaware on December 3, 2008.

SECOND: That the Certificate of Designation authorized nine hundred thousand (900,000) shares of Series A 12.5% Cumulative Preferred Stock, par value $0.0001 per share, (“Series A Preferred Stock”), of which twenty five thousand, nine hundred (25,900) shares of Series A Preferred Stock are issued and outstanding.

THIRD: That the Board of Directors of the Corporation duly adopted a resolution authorizing and directing the decrease of the number of shares designated as Series A Preferred Stock, from nine hundred thousand (900,000) shares to twenty five thousand, nine hundred (25,900) shares.  The resolution setting forth that decrease in the number of authorized shares was as follows:

RESOLVED, that the number of shares constituting the Series A Preferred Stock 12.5% Cumulative Preferred Stock (“Series A Preferred Stock”), par value $0.0001 per share, shall be decreased from nine hundred thousand (900,000) shares to twenty five thousand, nine hundred (25,900) shares.

FOURTH: That the number of shares designated as Series A Preferred Stock is hereby decreased from nine hundred thousand (900,000) shares to twenty five thousand, nine hundred (25,900) shares, in accordance with Section 151 of the DGCL.